                                                                      EXHIBIT 11

                             J. RAY MCDERMOTT, S.A.
                         CALCULATION OF EARNINGS (LOSS)
                     PER COMMON AND COMMON EQUIVALENT SHARE
              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED

                                                 THREE                           SIX
                                             MONTHS ENDED                   MONTHS ENDED
                                        9/30/97        9/30/96         9/30/97        9/30/96
                                      ----------     ----------      ----------      ----------
                                                            (Unaudited)
Net income (loss)                     $   17,207     $  (12,637)     $   24,180      $   (7,002)

Less dividend requirements of
  preferred stocks                        (1,800)        (1,800)         (3,600)         (3,600)
                                      ----------     ----------      ----------      ----------
Net income (loss) for
  primary computation                 $   15,407     $  (14,437)     $   20,580      $  (10,602)
                                      ==========     ==========      ==========      ==========
Weighted average number of
  common shares outstanding
  during the period                   40,984,412     40,302,554      40,841,512      40,260,653

Common stock equivalents of
  stock options based on
  "treasury stock" method                285,834              -         262,901               -
                                      ----------     ----------      ----------      ----------
Weighted average number of common
  and common equivalent shares
  outstanding during the period       41,270,246     40,302,554      41,104,413      40,260,653
                                      ==========     ==========      ==========      ==========
Net income (loss) per common and
  common equivalent share /(1)/       $     0.37     $    (0.36)     $     0.50      $    (0.26)
                                      ==========     ==========      ==========      ==========

/(1)/ Net income per common and common equivalent share assuming full dilution are the same for the periods presented.